Exhibit 10.2

FORM OF 8.00% SENIOR SECURED SECOND LIEN NOTE DUE 2028

(Face of Note)
8.00% Senior Secured Second Lien Notes due 2028

[Global Notes Legend]

[Insert the Global Note Legend, if applicable, pursuant to the provisions of the Indenture]

[Restricted Notes Legend]

[Insert the Restricted Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Regulation S Global Note Legend]

[Insert the Regulation S Global Note Legend from Section 2.08(e)(4), if applicable, pursuant to the provisions of the Indenture]

B. RILEY FINANCIAL, INC.
8.00% Senior Secured Second Lien Notes due 2028

CUSIP No.[1]:
No.	ISIN No.[2]: $

B. RILEY FINANCIAL, INC., a Delaware corporation (the “Company”, which term includes any successor corporation), for value received promises to pay to CEDE & CO., or registered assigns, the principal sum of $   (the “Principal”) on January 1, 2028.

Interest Payment Dates: April 30 and October 31 (each, an “Interest Payment Date”), commencing October 31, 2025.

Interest Record Dates: April 15 and October 15 (each, an “Interest Record Date”).

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

[1]	144A CUSIP: 05580M AC2; Reg S CUSIP: U6224U AA5

[2]	144A ISIN: US05580MAC29; Reg S ISIN: USU6224UAA52

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile or electronic signature by its duly authorized officer under its seal.

B. RILEY FINANCIAL, INC.

By:	/s/ Phillip Ahn
Name:	Phillip Ahn
Title:	Authorized Signatory

This is one of the Notes referred to in the within-mentioned Indenture.

Dated: March 26, 2025

GLAS TRUST COMPANY LLC, Trustee

By:	/s/ Robert Peschler
Authorized Signatory

(REVERSE OF NOTE)

B. RILEY FINANCIAL, INC.
8.00% Senior Secured Second Lien Notes due 2028

1. Interest.

B. RILEY FINANCIAL, INC., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. Cash interest on the Note will accrue from March 26, 20253. The Company will pay interest semi-annually in arrears on each Interest Payment Date, commencing October 31, 20254. Interest will be computed on the basis of a 360-day year of twelve 30-day months. If any Interest Payment Date is not a Business Day, then the related payment of interest for such Interest Payment Date shall be paid on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date and no further interest shall accrue as a result of such delay.

The Company shall pay interest on overdue principal from time to time on demand at the rate borne by the Notes and on overdue installments of interest (without regard to any applicable grace periods) to the extent lawful.

2. Method of Payment.

The Company will pay interest on the Notes (except defaulted interest) on the applicable Interest Payment Date to the Persons who are registered Holders of the Notes at the close of business on the Interest Record Date immediately preceding the Interest Payment Date notwithstanding any transfer or exchange of such Note subsequent to such Interest Record Date and prior to such Interest Payment Date. The Notes shall be payable as to principal, premium and interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, premium, if any, and interest on, all Global Notes and all other Notes the Holders of which shall have provided written wire transfer instructions to the Company and the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Any payments of principal of and interest on this Note prior to Stated Maturity shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon. The amount due and payable at the maturity of this Note shall be payable only upon presentation and surrender of this Note at an office of the Trustee or the Trustee’s agent appointed for such purposes.

3. Paying Agent.

Initially, GLAS Trust Company LLC (the “Trustee”) will act as Paying Agent. The Company may change any Paying Agent without notice to the Holders.

[3]	In the case of Initial Notes.

[4]	In the case of Initial Notes.

4. Indenture.

The Company issued the Notes under an Indenture, dated as of March 26, 2025 (the “Indenture”), by and among the Company, the Guarantors, the Trustee and the Collateral Agent. Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. To the extent the terms of the Indenture and this Note are inconsistent, the terms of the Indenture shall govern.

5. Guarantee.

The payment by the Company of the principal of, and premium and interest on, the Notes is irrevocably and unconditionally guaranteed on a senior basis by the Guarantors.

6. Optional Redemption.

(a) The Notes are subject to redemption, at the option of the Company, in whole at any time or in part from time to time, at any time on or after March 26, 2026, for cash, at a redemption price equal to 100.0% of the applicable interest amount being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant Interest Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the redemption date).

(b) Prior to March 26, 2026, the Company will be entitled, at the option of the Company, to redeem the Notes, in whole at any time or in part from time to time, at a redemption price equal to (i) 100.0% of the aggregate principal amount of the Notes to be redeemed plus (ii) the Applicable Premium, as of, but excluding, March 26, 2026, plus (iii) accrued and unpaid interest, if any, on the aggregate principal amount of the Notes being redeemed up to, but excluding, the date of redemption.

(c) [Reserved].

(d) Notwithstanding the foregoing, in connection with any tender offer or exchange offer (including any Change of Control Offer), if Holders of not less than 90.0% in aggregate principal amount of the Notes then outstanding validly tender and do not withdraw such Notes in any tender offer for the Notes and the Company, or any third party making such an offer in lieu of the Company, purchase all of such Notes properly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice (except that such notice may be delivered or mailed more than 60 days prior to the redemption date or purchase date if the notice is subject to one or more conditions precedent as described above), given not more than 60 days following such purchase date, to redeem (with respect to the Company) or purchase (with respect to a third party) all of the Notes that remain outstanding following such purchase on a date specified in such notice and at a price equal to the price paid to each other Holder in such tender offer (which shall exclude any early tender premium or similar premium), plus accrued and unpaid interest, if any, thereon, to, but excluding, the redemption date or purchase date, subject to the rights of Holders on the relevant Interest Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the redemption date or purchase date. Each Holder, by purchasing or holding any Notes, will be deemed to have consented to this provision.

7. Change of Control Offer to Repurchase.

If a Change of Control occurs, unless the Company has exercised its right to redeem the Notes, Holders of the Notes will have the right to require the Company to repurchase all or a portion of their Notes pursuant to the offer described in the Indenture at a purchase price, in cash, equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of repurchase, subject to the rights of Holders of Notes on the relevant Interest Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the date of repurchase.

8. Denominations; Transfer; Exchange.

The Notes are in registered form, without coupons, in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. A Holder shall register the transfer of or exchange Notes in accordance with the Indenture. The Company may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture.

9. Persons Deemed Owners.

The registered Holder of a Note shall be treated as the owner of it for all purposes.

10. Legal Defeasance and Covenant Defeasance.

The Company may be discharged from its obligations under the Notes and under the Indenture with respect to the Notes except for certain provisions thereof, and may be discharged from obligations to comply with certain covenants contained in the Notes and in the Indenture with respect to the Notes, in each case upon satisfaction of certain conditions specified in the Indenture.

11. Amendment; Supplement; Waiver.

Subject to certain exceptions, the Notes and the provisions of the Indenture relating to the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding affected by such amendment or supplement, and any existing Default or Event of Default or compliance with certain provisions may be waived with the consent of the Holders of a majority in aggregate principal amount of all the Notes then outstanding. Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture and the Notes to, among other things, cure any ambiguity, defect or inconsistency, provide for uncertificated Notes in addition to or in place of Definitive Notes, or make any other change that does not adversely affect the rights of any Holder of a Note.

12. Defaults and Remedies.

If an Event of Default (other than certain bankruptcy Events of Default with respect to the Company or a Material Guarantor (or a group of Guarantors that, taken together, would constitute a Material Guarantor) occurs and is continuing, the Trustee or the Holders of at least 30.0% in aggregate principal amount of Notes then outstanding may declare all of the Notes to be due and payable immediately in the manner and with the effect provided in the Indenture. If a bankruptcy Event of Default with respect to the Company or a Material Guarantor occurs and is continuing, the entire principal amount of the Notes then outstanding and interest accrued thereon, if any, shall immediately become due and payable. Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee is not obligated to enforce the Indenture or the Notes unless it has received indemnity satisfactory to it. The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the Notes then outstanding to direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of Notes notice of certain continuing Defaults or Events of Default if it determines that withholding notice is in their interest.

13. Trustee Dealings with Company.

The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company as if it were not the Trustee.

14. No Recourse Against Others.

No stockholder, director, officer, employee, member or incorporator, as such, of the Company, the Guarantors or any successor Person thereof shall have any liability for any obligation under the Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder of a Note by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

15. Authentication.

This Note shall not be valid until the Trustee manually signs the certificate of authentication on this Note.

16. Abbreviations and Defined Terms.

Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17. CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

18. Governing Law.

THE LAWS OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE, AND THE NOTE GUARANTEES, IF ANY, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

19. Security.

This Note will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Collateral Documents. The Trustee and the Collateral Agent, as the case may be, hold the Collateral in trust for the benefit of the Holders of the Notes, in each case pursuant to the Collateral Documents and the Intercreditor Agreement. Each Holder, by accepting this Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the foreclosure and release of Collateral) and the Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Collateral Agent to enter into the Collateral Documents and the Intercreditor Agreement, and to perform its obligations and exercise its rights thereunder in accordance therewith.